SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

SCHEDULE 13G*
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

Visible Genetics Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

92829S104
(CUSIP Number)

April 4, 2001
(Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 11 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92829S104                 13G        Page 2 of 11 Pages

_________________________________________________________________
___________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
             Gotham Partners, L.P.
_________________________________________________________________
____________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
____________
     (3)    SEC USE ONLY
_________________________________________________________________
____________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
_________________________________________________________________
____________
NUMBER OF      (5)  SOLE VOTING POWER
                                                524,550
SHARES
______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY
___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                524,550
REPORTING
______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
_________________________________________________________________
____________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 524,550
_________________________________________________________________
____________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
____________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                3.23%
_________________________________________________________________
____________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_________________________________________________________________
____________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92829S104                 13G        Page 3 of 11 Pages

_________________________________________________________________
___________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Gotham Partners III, L.P.
_________________________________________________________________
____________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
____________
     (3)    SEC USE ONLY
_________________________________________________________________
____________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
_________________________________________________________________
____________
NUMBER OF      (5)  SOLE VOTING POWER
                                                22,060
SHARES
______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                22,060
REPORTING
______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_________________________________________________________________
____________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 22,060
_________________________________________________________________
____________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
____________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.14%
_________________________________________________________________
____________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_________________________________________________________________
____________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92829S104                 13G       Page 4 of 11 Pages

_________________________________________________________________
___________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Gotham International Advisors, L.L.C.
_________________________________________________________________
____________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
____________
     (3)    SEC USE ONLY
_________________________________________________________________
____________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_________________________________________________________________
____________
NUMBER OF      (5)  SOLE VOTING POWER
                                                132,490
SHARES
______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                132,490
REPORTING
______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_________________________________________________________________
____________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                132,490
_________________________________________________________________
____________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
____________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.82%
_________________________________________________________________
____________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
_________________________________________________________________
____________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92829S104                 13G       Page 5 of 11 Pages

_________________________________________________________________
___________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Gotham Holdings I, L.L.C.
_________________________________________________________________
____________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
____________
     (3)    SEC USE ONLY
_________________________________________________________________
____________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_________________________________________________________________
____________
NUMBER OF      (5)  SOLE VOTING POWER
                                                274,890
SHARES
______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                274,890
REPORTING
______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_________________________________________________________________
____________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                274,890
_________________________________________________________________
____________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
____________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.69%
_________________________________________________________________
____________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
_________________________________________________________________
____________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 92829S104                 13G       Page 6 of 11 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Visible Genetics Inc. (the
"Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 700
Bay Street, Suite 1000, Toronto Ontario Canada, M5G 1Z6.


Item 2(a).     Name of Person Filing:

     This statement is filed by:

         (i) Gotham Partners, L.P., a New York limited partnership ("Gotham") with respect to the shares of Common
Stock directly
              owned by it;

  (ii) Gotham Partners III, L.P., a New York limited partnership
              ("Gotham II") with respect to the shares of Common
Stock
		  directly owned by it; and

        (iii) Gotham International Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware
       ("Gotham Advisors"), which serves as investment manager to
       Gotham Partners International, Ltd.("Gotham
International"), a
company organized under the laws of the Cayman
Islands, with respect to the shares of Common Stock directly owned by Gotham International; and

(iv) Gotham Holdings I, L.L.C, a limited liability company
organized          under the laws of the State of
Delaware ("Holdings I") with respect to the shares of Common Stock directly owned by it; and


              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after
         making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None,
Residence:

     The address of the business office of Gotham, Gotham Advisors, Gotham III and Holdings I is 110 East 42nd Street, 18th Floor, New York, New York, 10017. The address of the business office of Gotham International is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, 2nd Floor, P.O. Box 896, George Town, Grand Cayman, Cayman Islands, British West Indies

Item 2(c).     Citizenship:

     Gotham and Gotham III are limited partnerships organized under the laws of the State of New York. Gotham Advisors and Holdings I are limited liability companies organized under the laws of the State of Delaware.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value (the "Common Stock")

CUSIP No. 92829S104                 13G        Page 7 of 11 Pages

Item 2(e).  CUSIP Number:

     92829S104


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15
of the
                    Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the
Act,

          (c) [ ]   Insurance Company as defined in Section
3(a)(19) of
                    the Act,

          (d) [ ]   Investment Company registered under Section 8
of the
                    Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ]   Employee Benefit Plan or Endowment Fund in
accordance with
                    13d-1 (b)(1)(ii)(F),

          (g) [ ]   Parent Holding Company or control person in
accordance
                    with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ]   Savings Association as defined in Section
3(b) of the
                    Federal Deposit Insurance Act,

          (i) [ ]   Church Plan that is excluded from the
definition of an
                    investment company under Section 3(c)(14) of
the
                    Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-
1(b)(1)(ii)(J).

     Not applicable.

CUSIP No. 92829S104                 13G        Page 8 of 11 Pages


Item 4.   Ownership.

A. Gotham Partners, L.P.
           (a) Amount beneficially owned: 524,550
           (b) Percent of class: 3.23% The percentages used herein are calculated based upon the 16,244,619 shares of Common Stock issued and outstanding as reflected in the Company's Form 20-F for the year ending December 31, 2000.

           (c)(i) Sole power to vote or direct the vote: 524,550
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: 524,550
              (iv) Shared power to dispose or direct the disposition: -0-

B. Gotham Partners III, L.P.
        (a) Amount beneficially owned: 22,060
              (b) Percent of class: 0.14%
              (c)(i) Sole power to vote or direct the vote: 22,060
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: 22,060
                (iv) Shared power to dispose or direct the disposition: -0-

C. Gotham International Advisors, L.L.C.
              (a) Amount beneficially owned: 132,490
              (b) Percent of class: 0.82%
              (c)(i) Sole power to vote or direct the vote:
132,490
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: 132,490
                (iv) Shared power to dispose or direct the disposition: -0-

D. Gotham Holdings I, L.L.C.
        (a) Amount beneficially owned: 274,890
              (b) Percent of class: 1.69%
              (c)(i) Sole power to vote or direct the vote:
274,890
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: 274,890
                (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No. 92829S104                 13G        Page 9 of 11 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of
Another Person.

     Not applicable


Item 7.     Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent
Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the
Group.

     See Item 2.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 92829S104                 13G       Page 10 of 11 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  April 12, 2001

                    GOTHAM PARTNERS, L.P.

                    By:   Section H Partners, L.P.
                          its general partner

                          By: Karenina Corporation,
                              a general partner of Section H
Partners, L.P.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              President


  GOTHAM INTERNATIONAL ADVISORS, L.L.C.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              Senior Managing Member

                    GOTHAM PARTNERS III, L.P.

                    By:   Section H Partners, L.P.
                          its general partner

                          By: Karenina Corporation,
                              a general partner of Section H
Partners, L.P.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              President

GOTHAM HOLDINGS I, L.L.C.

                          By: Gotham Holdings Management, L.L.C.,
            The Investment Manager

                          By: /s/ William A. Ackman
                              William A. Ackman
                              Senior Managing Member

Page 11 of 11
Pages
EXHIBIT 1
JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(f)1
The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
DATED:  April 12, 2001

                    GOTHAM PARTNERS, L.P.

                    By:   Section H Partners, L.P.
                          its general partner

                          By: Karenina Corporation,
                              a general partner of Section H
Partners, L.P.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              President

  GOTHAM INTERNATIONAL ADVISORS, L.L.C.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              Senior Managing Member

                    GOTHAM PARTNERS III, L.P.

                    By:   Section H Partners, L.P.
                          its general partner

                          By: Karenina Corporation,
                              a general partner of Section H
Partners, L.P.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              President

GOTHAM HOLDINGS I, L.L.C.

                          By: Gotham Holdings Management, L.L.C.,
              The Investment Manager

                          By: /s/ William A. Ackman
                              William A. Ackman
                              Senior Managing Member